PERMANENT SUBSIDIARY AND EARNOUT ELECTION AGREEMENT

This Permanent Subsidiary and Earnout Election Agreement (“Agreement”) is entered into and effective as of August 13, 2026 (“Effective Date”), by and among:

SecureTech Innovations, Inc., a Wyoming corporation, with its mailing address at (“Parent Corporation”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:AI UltraProd, Inc., a Wyoming corporation and wholly owned subsidiary of the Parent Corporation, with its mailing address at (“Purchaser”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:Aiultraprod Group Limited (formerly, Jizhu Group Limited), a Hong Kong limited liability company, with its mailing address at (“Company”):

Rm. 1002

10th Floor

Easey Commercial Building

253-261

Hennessy Road, Wanchai

Hong Kong

AND:AIUP Holding Limited, a British Virgin Islands private limited company number 11725987, with its mailing address at (“Shareholder”):

Waterloo Industrial Estate

Bidford-Upon-Avon

Warwickshire

B50 4JH

United Kingdom

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AND:

Zhejiang Jizhu Technology Co., Ltd., a Chinese limited liability company, with its mailing address at (“Subsidiary”):

Room 2040

2nd Floor

Yigao Digital Economy Industrial Park

Fenghua District

Ningbo City, Zhejiang Province

China

Each of the foregoing is a Party and, collectively, the Parties.

RECITALS

WHEREAS, the Parties are parties to an Acquisition and Stock Purchase Agreement dated June 23, 2025 (“Acquisition Agreement”), pursuant to which the Shareholder transferred to the Purchaser one hundred percent (100%) of the Company’s stock (and the Company's aggregate equity interests in the Subsidiary) in consideration for one hundred eighty-five (185) shares of the Parent Corporation's Series A Preferred Stock, par value $0.001 per share;

WHEREAS, the Parent Corporation, the Purchaser, the Company, and the Subsidiary are parties to an Incubation Operating Agreement dated June 23, 2025, as amended by Amendment No. 1 thereto dated July 14, 2025 (as so amended, the “Incubation Agreement”; and, together with the Acquisition Agreement, the “Transaction Agreements”);

WHEREAS, the Transaction Agreements use different defined labels for the same entities; for the avoidance of doubt, as used herein and correlated across the Transaction Agreements: Parent Corporation means SecureTech Innovations, Inc.; the Purchaser (Acquisition Agreement) is the same entity as the Company (Incubation Agreement), namely AI UltraProd, Inc.; the Company (Acquisition Agreement) is the same entity as Subsidiary #1 (Incubation Agreement), namely Aiultraprod Group Limited; the Subsidiary (Acquisition Agreement) is the same entity as Subsidiary #2 (Incubation Agreement), namely Zhejiang Jizhu Technology Co., Ltd.; and the Shareholder means AIUP Holding Limited (a party to the Acquisition Agreement). The Acquisition Agreement labels govern in this Agreement;

WHEREAS, Section 1.2(e) of the Acquisition Agreement (the No Spin-Off Earnout) provides that, upon the unanimous written agreement of all parties to the Acquisition Agreement to forgo spinning the Company off as an independent NASDAQ-listed entity and instead to retain the Company as a wholly owned subsidiary of the Parent Corporation into perpetuity: (i) the Parent Corporation shall immediately issue, on behalf of the Purchaser, three hundred fifty-seven (357) additional shares of Series A Preferred Stock (the Additional Acquisition Shares), carried on the books of the Parent Company as Contingent Consideration as of the Closing Date; (ii) the Shareholder may elect one (1) person to serve on the Parent Corporation's Board of Directors, expanding it from two (2) to three (3) members; and (iii) upon such written agreement, the Acquisition Agreement and the Incubation Agreement shall be deemed automatically terminated and of no further force or effect, effective immediately upon the issuance of the Additional Acquisition Shares;

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WHEREAS, Sections 6.4, 6.5, and 8.1(b) of the Incubation Agreement likewise provide that, upon the unanimous written consent of all parties to forgo the NASDAQ spin-off, the Company and the Incubatees shall continue to operate as wholly owned and controlled subsidiaries of the Parent Corporation and the term of the Incubation Agreement shall conclude, and Section 5 of the Incubation Agreement (as replaced in its entirety by Amendment No. 1) governs the release and de-restriction of the Series A Preferred Stock and related equity safeguards; and

WHEREAS, the Parties have unanimously determined that it is in their respective best interests to forgo the contemplated NASDAQ spin-off of the Company and to retain the Company, the Purchaser, and the Subsidiary as permanent wholly owned and controlled subsidiaries of the Parent Corporation, and accordingly to exercise the No Spin-Off Earnout and terminate the Transaction Agreements in accordance with their respective terms.

NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by reference) and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. UNANIMOUS ELECTION TO FORGO SPIN-OFF; EXERCISE OF THE NO SPIN-OFF EARNOUT

1.1 Unanimous Written Election. Intending to satisfy the unanimous written agreement and unanimous written consent requirements of Section 1.2(e)(iii) of the Acquisition Agreement and Sections 6.4, 6.5, and 8.1(b) of the Incubation Agreement, the Parties hereby unanimously agree in writing to forgo spinning the Company off as an independent NASDAQ-listed entity and instead to retain the Company, the Purchaser, and the Subsidiary as wholly owned and controlled subsidiaries of the Parent Corporation into perpetuity.

1.2 Exercise of the No Spin-Off Earnout. The Parties hereby exercise the No Spin-Off Earnout under Section 1.2(e) of the Acquisition Agreement. This Agreement constitutes the unanimous written agreement and unanimous written consent required under the Acquisition Agreement and the Incubation Agreement to effect the No Spin-Off Earnout and the transactions contemplated thereby.

2. ISSUANCE OF THE ADDITIONAL ACQUISITION SHARES

2.1 Issuance in Settlement of Contingent Consideration. Pursuant to Section 1.2(e)(i)-(ii) of the Acquisition Agreement, the Parent Corporation shall, on behalf of the Purchaser, issue to the Shareholder three hundred fifty-seven (357) Additional Acquisition Shares of Series A Preferred Stock, having the designations, powers, preferences, rights, qualifications, limitations, and restrictions set forth in the Certificate of Designation of the Series A Preferred Stock attached hereto as Exhibit A (“Certificate of Designation”). The Additional Acquisition Shares represent the satisfaction and settlement of the contingent consideration established under the No Spin-Off Earnout as of the Closing Date, and do not constitute any new, additional, or incremental purchase consideration. At the Closing Date, such contingent consideration was recognized at its acquisition-date fair value of one million six hundred fifty-two thousand nine hundred ten U.S. Dollars (US$1,652,910), determined as three hundred fifty-seven (357) shares multiplied by the Acquisition Share Price of forty-six thousand three hundred U.S. Dollars (US$46,300) per share and by a ten percent (10%) probability of exercise assessed as of the Closing Date, and was classified within equity. The reference in Section 1.2(e)(ii) of the Acquisition Agreement to sixteen million five hundred twenty-nine thousand one hundred U.S. Dollars (US$16,529,100) reflects the undiscounted contractual value of the Additional Acquisition Shares (357 shares at the Acquisition Share Price) and does not represent the amount recognized, or to be recognized, for financial-reporting purposes. Following such issuance,

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the Shareholder shall hold an aggregate of five hundred forty-two (542) shares of Series A Preferred Stock issued under the Acquisition Agreement.

2.2 Due Issuance. The Additional Acquisition Shares shall be duly authorized, validly issued, fully paid, and non-assessable, and shall be issued free and clear of all liens and encumbrances and free of the equity safeguards set forth in Section 5 of the Incubation Agreement (as replaced by Amendment No. 1), the Parties acknowledging that such safeguards terminate concurrently herewith as provided in Section 6 below.

2.3 Financial Reporting; No Remeasurement; No Additional Goodwill. The Parties acknowledge and agree that the contingent consideration described in Section 2.1 was classified within equity and, in accordance with U.S. generally accepted accounting principles, was measured at its fair value as of the Closing Date and is not subsequently remeasured (consistent with ASC 805-30-35-1). The issuance of the Additional Acquisition Shares in settlement of such contingent consideration shall be accounted for within equity and shall not (a) be remeasured through earnings, (b) constitute additional or incremental purchase consideration, or (c) increase, or give rise to any additional, goodwill. For the avoidance of doubt, nothing in this Agreement, and no contractual value referenced in Section 1.2(e)(ii) of the Acquisition Agreement, shall be construed to require or result in any increase to goodwill in connection with the issuance of the Additional Acquisition Shares.

2.4 Restricted Securities; Legend. The Additional Acquisition Shares are being issued without registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance upon one or more exemptions from registration, including Section 4(a)(2) of the Securities Act, Rule 506(b) of Regulation D, and/or Regulation S promulgated thereunder. The Additional Acquisition Shares constitute “restricted securities” within the meaning of Rule 144 and shall bear a customary restrictive legend. This issuance, pricing, and transfer shall comply with Section 1.2(f) of the Acquisition Agreement and all applicable securities laws and regulatory requirements.

2.5 Shareholder Investment Representations. The Shareholder represents and warrants that it (a) is acquiring the Additional Acquisition Shares for its own account, for investment, and not with a view to, or for resale in connection with, any distribution in violation of the Securities Act; (b) is either a non-U.S. person acquiring the Additional Acquisition Shares in an offshore transaction in reliance on Regulation S, or an “accredited investor” as defined in Rule 501(a) of Regulation D; (c) has not been solicited by any form of general solicitation or general advertising; and (d) understands that the Additional Acquisition Shares are restricted securities that may not be resold except pursuant to registration or an available exemption.

2.6 Rights of the Series A Preferred Stock. The Series A Preferred Stock, including the Additional Acquisition Shares and the previously issued Acquisition Shares, has the designations, powers, preferences, rights, qualifications, limitations, and restrictions set forth in the Certificate of Designation attached hereto as Exhibit A, which is incorporated herein by reference. In the event of any conflict between this Agreement and the Certificate of Designation with respect to the terms of the Series A Preferred Stock, the Certificate of Designation shall govern.

2.7 Pre-Authorized Redemption and Conversion; Board Resolution. The Parent Corporation’s Board of Directors has adopted a resolution pre-authorizing the redemption and conversion of all shares of Series A Preferred Stock issued under the Acquisition Agreement, consisting of the one hundred eighty-five (185) Acquisition Shares previously issued and the three hundred fifty-seven (357) Additional Acquisition Shares, together aggregating five hundred forty-two (542) shares (collectively, the “Series A Shares”), a copy of which resolution is attached hereto as Exhibit B (“Redemption and Conversion Resolution”). The Shareholder may initiate a conversion of any or all of the Series A Shares into shares of the Parent Corporation’s common stock by delivering written notice to the Board of Directors (“Conversion Notice”). Upon receipt of a Conversion Notice, and pursuant to the pre-

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authorization set forth in the Redemption and Conversion Resolution and without the need for further action by the Board of Directors, the Parent Corporation shall have the right, in its sole discretion, either (a) to convert the applicable Series A Shares into shares of common stock in accordance with the Certificate of Designation, or (b) to redeem the applicable Series A Shares for cash at their then-current market value determined in accordance with the Certificate of Designation and the Redemption and Conversion Resolution. The Parties acknowledge and agree that any such conversion or cash redemption is effected at the election of the Parent Corporation, and not at the option or election of the Shareholder, and that any conversion into common shares or cash redemption shall be subject to applicable law, including the availability of lawful funds therefor under the Wyoming Business Corporation Act.

3. BOARD OF DIRECTORS SEAT

3.1 Right to Designate. Pursuant to Section 1.2(e)(iv) of the Acquisition Agreement, upon payment of the No Spin-Off Earnout the Shareholder may elect one (1) person to serve on the Parent Corporation's Board of Directors, resulting in the Parent Corporation's Board of Directors being expanded from two (2) to three (3) sitting members. The Shareholder hereby reserves its right under Section 1.2(e)(iv) to designate one director, exercisable at any time by written notice to the Parent Corporation.

3.2 Conditions to Seating. Any designation and appointment under Section 3.1 shall be subject to the Parent Corporation's certificate of incorporation, bylaws, and corporate-governance policies, applicable law, and, if and when the Parent Corporation's securities are listed on a national securities exchange, the applicable listing standards of such exchange (including director independence, questionnaire, background check, and committee composition requirements). Nothing herein shall require the Parent Corporation to seat a nominee whose service would cause the Parent Corporation to violate applicable law or listing standards (initial, ongoing, or otherwise).

4. PERMANENT SUBSIDIARY; OWNERSHIP AND CONTROL; PARENT CORPORATION BOARD AUTHORITY

4.1 Ownership and Control. The Parties acknowledge, confirm, and agree that, as of the Effective Date and at all times from and after the Termination Effective Time: (a) the Parent Corporation owns, directly, one hundred percent (100%) of the issued and outstanding equity of the Purchaser; (b) the Purchaser owns, directly, one hundred percent (100%) of the issued and outstanding equity of the Company; (c) the Company owns a controlling equity interest of not less than eighty-eight percent (88%) of the Subsidiary, with the remaining approximately twelve percent (12%) held by minority holders as a non-controlling interest; and (d) accordingly, the Parent Corporation possesses, directly and indirectly, one hundred percent (100%) of the voting power and the management and operational control of the Purchaser, the Company, and the Subsidiary. The Parent Corporation has, and shall retain into perpetuity, the sole and exclusive power to direct the management, policies, business, and affairs of, and the activities that most significantly impact the economic performance of, the Purchaser, the Company, and the Subsidiary. The non-controlling interest in the Subsidiary is economic only and does not, and shall not, entitle any minority holder to control, direct, veto, or otherwise impair the Parent Corporation's control of the Subsidiary. No shareholder, voting, proxy, management, or other agreement or arrangement exists that derogates from, or is inconsistent with, the Parent Corporation's one hundred percent (100%) control of the Purchaser, the Company, and the Subsidiary, and the Parties shall not enter into any such agreement or arrangement. The Purchaser, the Company, and the Subsidiary are, and shall continue to be, consolidated subsidiaries of the Parent Corporation for financial-reporting purposes.

4.2 Permanent Subsidiary Status. From and after the Termination Effective Time (as defined below), the Company, the Purchaser, and the Subsidiary shall be retained as permanent wholly owned and controlled

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subsidiaries of the Parent Corporation, and the Parties have no present intention to spin off, distribute, or list the Company (or any of its subsidiaries) as an independent entity.

4.3 Sole and Exclusive Authority. Following the issuance of the Additional Acquisition Shares, and consistent with the final paragraph of Section 1.2(e) of the Acquisition Agreement, the Parent Corporation's Board of Directors shall assume sole and exclusive authority over all corporate, operational, and strategic business decisions concerning both the Parent Corporation and the Company. Without limitation, any future decision to spin off, sell, transfer, or otherwise dispose of all or any portion of the Company, or any of its assets or equity interests, shall rest entirely within the discretion of the Parent Corporation's Board of Directors and shall not require the consent, approval, or further participation of any other Party.

5. AUTOMATIC TERMINATION OF THE TRANSACTION AGREEMENTS

5.1 Termination Effective Time. Effective immediately upon the issuance of the Additional Acquisition Shares (“Termination Effective Time”), each of the Acquisition Agreement and the Incubation Agreement (as amended by Amendment No. 1) is deemed automatically terminated and of no further force or effect, in accordance with Section 1.2(e)(iii) of the Acquisition Agreement and Sections 6.5 and 8.1(b) of the Incubation Agreement, except for those provisions that expressly survive termination as set forth in Section 8 below.

5.2 Effect of Termination. As of the Termination Effective Time, all executory rights, obligations, covenants, and restrictions of the Parties under the Transaction Agreements shall cease, except for (a) the provisions that expressly survive termination and (b) any rights or liabilities that have accrued prior to the Termination Effective Time, which shall not be affected by such termination.

6. RELEASE OF EQUITY SAFEGUARDS; DIRECTION TO TRANSFER AGENT

6.1 Unanimous Consent to Release. This Agreement constitutes the unanimous written consent of all parties required under Section 5.3(c)(i) and Section 5.5(b) of the Incubation Agreement (as replaced by Amendment No. 1) to revoke the Irrevocable Instructional Letter and to release and de-restrict the Series A Preferred Stock issued under the Acquisition Agreement (the Acquisition Shares), which term includes both the one hundred eighty-five (185) Acquisition Shares previously issued and the three hundred fifty-seven (357) Additional Acquisition Shares.

6.2 Satisfaction of Release Conditions. The Parties confirm that (a) no Breakup Fee is or shall become due or payable in connection with the transactions contemplated hereby, as further provided in Section 7; and (b) there are no post-termination debts of the Company or the Incubatees outstanding as of the Termination Effective Time. Accordingly, the release conditions set forth in Section 5.5(b) of the Incubation Agreement (as replaced by Amendment No. 1) are satisfied.

6.3 Direction to Transfer Agent. The Parties hereby authorize and direct Dynamic Stock Transfer, Inc., a California company (as successor by acquisition to Globex Transfer, LLC, the transfer agent named in Section 5.3 of the Incubation Agreement as replaced by Amendment No. 1), in its capacity as transfer agent (“Transfer Agent”), effective at the Termination Effective Time, to (a) lift all restrictions on, and revoke the Irrevocable Instructional Letter with respect to, the Acquisition Shares; (b) release the Acquisition Shares from the blocked, non-transferable book-entry account; and (c) release and deliver the Acquisition Shares to their rightful owners. The Parent Corporation is authorized to deliver to the Transfer Agent such confirming instructions and evidence of unanimous consent and termination as the Transfer Agent may reasonably require.

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6.4 Subsidiary Level Safeguards. Notwithstanding termination of the Incubation Agreement, and as a standalone covenant of the Parties surviving such termination, the equity safeguards applicable to the Company and the Subsidiary under Sections 5.1 and 5.2 of the Incubation Agreement (as replaced by Amendment No. 1) — including the standing irrevocable director's resolution maintained with the Company's secretarial agent and the shareholders' resolution of the Subsidiary restricting dilution of the Parent Corporation's direct and indirect ownership — shall be retained and remain in full force and effect for the continued protection of the Parent Corporation's ownership interests, until released by the Parent Corporation in writing. The Parties acknowledge that the Subsidiary remains approximately twelve percent (12%) held by minority equity holders.

7. NO BREAKUP FEE

7.1 No Breakup Fee Due. The Parties acknowledge and agree that the termination of the Incubation Agreement effected hereby is pursuant to the Parties' unanimous No Spin-Off election under Sections 6.4, 6.5, and 8.1(b) of the Incubation Agreement (constituting the conclusion of the term of the Incubation Agreement), and does not constitute a termination for Non-Qualification or a Voluntary Withdrawal under Section 8.2 of the Incubation Agreement. Accordingly, no Breakup Fee under Section 8.2 of the Incubation Agreement is or shall become due, owing, or payable by any Party, and each Party hereby irrevocably waives and releases any claim to a Breakup Fee, and any related lien or encumbrance rights, arising from or in connection with the transactions contemplated hereby.

8. SURVIVAL

8.1 Surviving Provisions. Notwithstanding the termination of the Transaction Agreements, the following provisions shall survive the Termination Effective Time in accordance with their terms: (a) Section 7 of the Acquisition Agreement (Indemnification, including the survival of representations and warranties); (b) Section 1.2(f) of the Acquisition Agreement (Securities Compliance); (c) Section 6.5(c) of the Incubation Agreement (Capital Contributions), as addressed in Section 8.2 below; (d) Section 7 of the Incubation Agreement (Non-Dilution Covenant); (e) Section 9 of the Incubation Agreement (Indemnification), which survives for a period of three (3) years; (f) Section 5 of the Incubation Agreement (as replaced by Amendment No. 1), to the extent retained under Section 6.4 above; (g) each other provision of the Transaction Agreements that by its express terms survives termination; and (h) all rights and liabilities that accrued prior to the Termination Effective Time.

8.2 Capital Contributions; Priority Funding; No Continuing Milestones. The Parties acknowledge that the Parent Corporation’s obligation under Section 4.1 of the Incubation Agreement to make aggregate Capital Contributions of not less than ten million U.S. Dollars (US$10,000,000) to the Company and the Incubatees survives termination pursuant to Section 6.5(c) of the Incubation Agreement. The Parties further acknowledge and agree that: (a) all Capital Contributions and Additional Capital Contributions previously made shall be credited toward such minimum; (b) the Company and the Incubatees shall receive not less than such minimum Capital Contributions, and the Parties anticipate that the aggregate Capital Contributions ultimately provided will be materially greater than such minimum, funded from new capital raised through the Parent Corporation’s planned equity financings, including a post-listing at-the-market (ATM) offering program anticipated to be underwritten or placed by Craft Capital Management, LLC following the Parent Corporation’s listing on The Nasdaq Stock Market, on a priority basis relative to the Parent Corporation’s other internal needs and mandated uses of such proceeds; (c) although specific allocation percentages or ratios cannot be, and are not, codified at this time, the Parent Corporation shall not deny the Company and the Incubatees the capital reasonably necessary to fund their expansion and to achieve their maximum operating results; (d) the Parent Corporation shall retain discretion as to the form, structure, and timing of such Capital Contributions (whether in cash and/or through debt or equity securities and/or

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intercompany funding), provided that such discretion shall be exercised consistent with the priority funding commitment in clause (b) and subject to the completion of the applicable financings, prevailing market conditions, applicable law, and the fiduciary duties of the Parent Corporation’s Board of Directors; (e) notwithstanding anything in the Transaction Agreements to the contrary, all milestones, performance criteria, qualification conditions, and other incubation related requirements set forth in the Transaction Agreements are of no further force or effect and shall not apply to the Company or the Incubatees, it being the express intent of the Parties that, from and after the Termination Effective Time, the Company and the Incubatees are permanent wholly owned or controlled subsidiaries of the Parent Corporation and are not, and shall not be deemed, a private equity style or temporary incubation project; and (f) no Party other than the Company and the Incubatees (each now under the control of the Parent Corporation) shall have any claim in respect of such Capital Contributions.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations. Each Party represents and warrants, as to itself, that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has full power and authority to execute, deliver, and perform this Agreement; (c) the execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate, board, shareholder, director, and other action; (d) this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws and equitable principles; and (e) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate its governing documents, any material agreement to which it is a party, or applicable law.

9.2 Consents. Except for (a) such filings, notices, and approvals as may be required under applicable U.S. federal and state securities laws (including any Current Report on Form 8-K and any exemption filings), and (b) such filings, registrations, notices, and approvals as may be required under applicable laws and regulations of the People's Republic of China and Hong Kong, each of which the applicable Party shall make or obtain, no consent, approval, authorization, or order of, or filing with, any governmental authority or third party is required in connection with the execution, delivery, and performance of this Agreement by such Party.

10. FURTHER ASSURANCES

10.1 Cooperation. Each Party shall execute and deliver such further instruments and documents, and take such further actions, as may be reasonably necessary or desirable to carry out the intent and purposes of this Agreement, including the issuance and delivery of the Additional Acquisition Shares, the release and de-restriction of the Acquisition Shares, the delivery of instructions to the Transfer Agent, the making of required securities and regulatory filings, and the reflection of the transactions contemplated hereby in the books, records, and capitalization records of the applicable Parties.

11. MISCELLANEOUS

11.1 Entire Agreement. This Agreement, together with the provisions of the Transaction Agreements that expressly survive termination, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, and understandings, whether oral or written, with respect thereto. No modification, amendment, waiver, or termination of this Agreement shall be effective unless in writing and signed by all Parties.

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11.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement without the prior written consent of the other Parties, except that the Parent Corporation and the Purchaser may assign to any affiliate.

11.3 Notices. Any notice under this Agreement shall be in writing, shall explicitly reference this Agreement, and shall be delivered to the addresses set forth above (or such other address as a Party may designate by written notice), and shall be deemed given upon actual delivery if hand-delivered, or upon delivery confirmation if sent via a reputable international courier service with a requested recipient signature.

11.4 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed modified to the minimum extent necessary to make it valid and enforceable while preserving its original intent, and the remaining provisions shall continue in full force and effect.

11.5 No Interpretation Against Drafter. This Agreement has been negotiated at arm's length by sophisticated parties, each of which has been represented by, or has had the opportunity to consult with, competent legal counsel. Any rule of construction that would construe ambiguities against the drafting party is expressly waived and shall not apply.

11.6 Headings. Headings are for convenience only and shall be given no legal effect.

11.7 Governing Language. This Agreement shall be executed, interpreted, and enforced solely in the English language, and in the event of any translation, the English version shall prevail.

11.8 Governing Law; Jurisdiction. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Wyoming, without regard to its conflict-of-law principles. The Parties irrevocably agree that the exclusive jurisdiction and venue for any legal proceeding arising from this Agreement shall be the state courts of Laramie County, Wyoming, and expressly waive any right to contest such jurisdiction or venue.

11.9 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic, facsimile, or other legally recognized digital signatures shall be deemed valid and binding for all purposes.

11.10 Attorney's Fees. Should any litigation or legal proceeding arise concerning the enforcement or breach of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney's fees and related legal costs.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have caused this Agreement to be executed as of the Effective Date.

PARENT CORPORATION: /s/ J. Scott Sitra________________________ J. Scott Sitra President and Chief Executive Officer SecureTech Innovations, Inc.	PURCHASER: /s/ J. Scott Sitra________________________J. Scott Sitra President and Chief Executive Officer AI UltraProd, Inc. (WY)
THE COMPANY: /s/ Xing YunZhu________________________ Xing YunZhu Sole Director Aiultraprod Group Limited	SHAREHOLDER: /s/ Xing YunZhu________________________ Xing YunZhu Sole Director AIUP Holding Limited
THE SUBSIDIARY: /s/ Xing YunZhu________________________ Xing YunZhu Legal Representative Zhejiang Jizhu Technology Co., Ltd.

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EXHIBIT A

Certificate of Designation of the Series A Preferred Stock

The following Certificate of Designation of the Series A Preferred Stock, $0.001 par value per share, of SecureTech Innovations, Inc., as adopted by the Board of Directors on May 21, 2023 and filed with the Secretary of State of the State of Wyoming, setting forth all designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Series A Preferred Stock, is attached hereto and incorporated herein by reference.

CERTIFICATE OF DESIGNATION

of the

TERMS, PREFERENCES, AND RIGHTS

of

SERIES A PREFERRED STOCK

Pursuant to Section 17-16-602 of the

Wyoming Business Corporation Act

The undersigned does hereby certify that the following resolution was duly adopted by the Board of Directors ("Board") of SecureTech Innovations, Inc., a Wyoming corporation ("SecureTech" or “Corporation”), with the designations, powers, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article VI of SecureTech's Articles of Incorporation and in accordance with the provisions of Section 17-16-602 of the Wyoming Business Corporation Act:

RESOLVED, that the Corporation and Board of Directors do hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to the designation of the Corporation’s Series A Preferred Stock, $0.001 par value:

Designation and Amount

This class of preferred stock shall be designated Series A Preferred Stock (“Preferred Stock”), $0.001 par value.  The Corporation’s Board of Directors may issue up to two hundred fifty thousand (250,000) shares of this Preferred Stock.

Rank	The Preferred Stock shall rank superior to the Corporation’s common stock and all other classes, including currently outstanding or future preferred stock designations.

Dividends

The Preferred Stock is eligible for all legal dividends as may be approved by the Corporation’s Board of Directors.  If a dividend is declared across multiple classes of stock, the amount of any dividend to be received by holders of the Preferred Stock shall be calculated on a fully diluted, pro-rata basis with the other classes of stock participating in said dividend.

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Voting Rights

Holders of the Preferred Stock shall have the right to vote on all matters with holders of common stock (and other eligible classes of preferred stock, if any) by aggregating votes into one (1) voting class of stock.  Each share of Preferred Stock shall have ten thousand (10,000) votes for any election or other voting matter placed before the shareholders of the Corporation, regardless if the vote is taken with or without a shareholders’ meeting.  Holders of the Preferred Stock may not cumulate their votes in any voting matter.

Redemption by Corporation

After a minimum period of one (1) year from the date of issue the Corporation may, at its sole discretion, redeem some or all of the Preferred Stock in either cash (the then market value), the Corporation’s common stock at a fixed ratio of ten thousand (10,000) shares of common stock for each share of Preferred Stock redeemed, or a combination thereof.

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EXHIBIT B

Resolution of the Board of Directors of SecureTech Innovations, Inc. Pre-Authorizing the Redemption and Conversion of Series A Preferred Stock

The following resolutions were duly adopted by the Board of Directors of SecureTech Innovations, Inc. (“Corporation”), effective as of August 13, 2026, and remain in full force and effect:

Upon motion duly made, seconded, and unanimously carried, the following resolutions were adopted:

RESOLVED, that the redemption and conversion of the Series A Shares are hereby pre-authorized, and no further approval, vote, or action of the Board of Directors shall be required to effect any such redemption or conversion in accordance with these resolutions;

FURTHER RESOLVED, that upon receipt of a written Conversion Notice from the holder of any Series A Shares, the Corporation shall have the right, in its sole discretion and acting through its duly authorized officers pursuant to this pre-authorization, either (a) to convert the applicable Series A Shares into shares of the Corporation’s common stock in accordance with the Certificate of Designation of the Series A Preferred Stock, or (b) to redeem the applicable Series A Shares for cash at a per-share amount equal to the product of (i) the number of shares of common stock into which such Series A Share is then convertible under the Certificate of Designation and (ii) the then-current market price per share of the Corporation’s common stock, such market price to be determined in good faith by the Board of Directors by reference to the volume-weighted average price (VWAP) of the common stock over a period determined by the Board, or such other cash amount as may be mutually agreed between the Corporation and the holder or as otherwise provided in the Certificate of Designation;

FURTHER RESOLVED, that any redemption or conversion under these resolutions is effected solely at the election of the Corporation, and not at the option or election of the holder of the Series A Shares;

FURTHER RESOLVED, that any cash redemption of Series A Shares shall be effected only out of funds legally available therefor and in compliance with the distribution limitations of the Wyoming Business Corporation Act (including Wyoming Statutes § 17-16-640) and the Certificate of Designation;

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to take all actions necessary or appropriate to effect any such conversion or redemption, including instructing the Corporation’s transfer agent, updating the Corporation’s stock ledger, and making any required filings with the Securities and Exchange Commission and applicable state securities regulators;

FURTHER RESOLVED, that these resolutions are adopted as the pre-authorization contemplated by the Election Agreement and shall be attached to the Election Agreement as Exhibit B thereto; and

FURTHER RESOLVED, that these resolutions shall remain in full force and effect until amended or revoked by the Board of Directors, and that both directors voted in favor of these resolutions with no opposition.

Permanent Subsidiary and Earnout Election AgreementPage 13 of 12

AI UltraProd, Inc.

CERTIFIED to be a true and correct copy of resolutions duly adopted by the Board of Directors of SecureTech Innovations, Inc. on this 13th day of August, 2026.

/s/ Anthony Vang

Anthony Vang

Secretary

Permanent Subsidiary and Earnout Election AgreementPage 14 of 12

AI UltraProd, Inc.